Exhibit 99.1

MEDIA CONTACT
N E W S R E L E A S E	Amy Baker
VP, Corporate Communications and Marketing
abaker@mvbbanking.com
(844) 682-2265

MVB Mortgage and Intercoastal Mortgage Company Enter Agreement
to Form One of the Largest Independent Mortgage Banking Operations in the Mid-Atlantic Region

(FAIRMONT, W.Va.) March 3, 2020 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial” or “MVB”) and its wholly-owned subsidiary MVB Bank, Inc. (the “Bank”) announce that the Bank’s subsidiary Potomac Mortgage Group, Inc. (dba MVB Mortgage) has entered into an agreement with Intercoastal Mortgage Company (“ICMC”), a Van Metre Company. MVB Mortgage and ICMC will form one of the largest independently owned residential mortgage lending operations in the Mid-Atlantic Region: Intercoastal Mortgage, LLC.

Per the terms of the agreement, MVB Mortgage will contribute substantially all its assets and in exchange will receive common units representing 47% of the common interest of ICMC, as well as $7.5 million in preferred units.

MVB will recognize its ownership as a fair value equity investment and will no longer consolidate MVB Mortgage’s financial results. As such, MVB management expects the transaction to increase MVB tangible book value by $1.40 per common share.

“Timing is everything with the 10-year treasury at a near all-time low, and this unique opportunity with Intercoastal Mortgage allows us to take a smaller piece of a much larger pie for greater returns for the short and long term. This strategy is one more example of how MVB Financial has explored creative ways to enhance shareholder value,” said Larry F. Mazza, CEO and President, MVB Financial Corp. “This new relationship positions MVB to have a larger share of one of the best markets in the nation and to gain synergies and economies, as well as technology, partnering with the phenomenal Van Metre Company, one of the best trusted partners you can have.”

Upon completion of the transaction, Ed Dean, CEO, MVB Mortgage, and Peter Cameron, President, MVB Mortgage, will become the CEO and President, respectively, of Intercoastal Mortgage, LLC. Tom Pyne, COO, ICMC, will become COO of the combined entity. The deal is expected to close upon receipt of regulatory approvals.

“This transaction is more than just a win-win opportunity. MVB Mortgage and ICMC have been ownership partners of Lenderworks (a shared services platform created in 2011) since 2013. We both saw record volume in 2019 and are experiencing record volume right now. We are highly compatible in our philosophies, our technologies and the management of our lending practices. In a market where scale is of the utmost importance, we feel this transaction positions us to achieve significant growth in the coming years,” said Ed Dean, CEO, MVB Mortgage.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Mortgage, MVB Community Development Corporation and Chartwell Compliance, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. Chartwell Compliance is one of the world’s leading specialist firms in state and federal compliance and market entry facilitation for firms entering into or expanding in North America, serving many of the most high-profile providers of the Fintech industry. For more information about MVB, please visit http://ir.mvbbanking.com.

About Intercoastal Mortgage Company

Intercoastal Mortgage Company was founded in 1987 by the Van Metre Companies. With a long history of success in the DC Metro marketplace, the company has consistently ranked among the Top 20 Mortgage Lenders by the Washington Business Journal. ICMC closed over $1.3 billion in volume in 2019.
Company NMLS ID # 56323 (www.nmlsconsumeraccess.org)

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Forward-looking Statements

MVB Financial Corp. (“the Company”) has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries, as well as MVB’s future plans with regard to its fintech line of business. When words such as “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: credit risk; changes in market interest rates; inability to achieve anticipated synergies; competition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.